EXHIBIT 99.1

Immunomedics Announces Second Quarter Fiscal 2014 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Feb. 10, 2014 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the second quarter ended December 31, 2013. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Second Quarter Fiscal 2014 Results

Total revenues for the second quarter of fiscal year 2014, which ended December 31, 2013, were $1.2 million, as compared to total revenues of $0.8 million for the same quarter last fiscal year. The increase of $0.4 million in total revenues this quarter was primarily the result of $0.2 million improvement in LeukoScan sales volume in Europe and $0.2 million higher research and development revenue due to the timing and number of research activities from research grants.

Total costs and expenses for the quarter ended December 31, 2013 were $9.8 million, as compared to $8.4 million for the same period in 2013, representing an increase of $1.4 million or 17%. This increase was driven primarily by $0.8 million increased research and development expenses from increased clinical trials and product costs, which include the initiation of the Phase III PANCRIT-1 registration study of yttrium-90-labeled clivatuzumab tetraxetan for the therapy of patients with advanced pancreatic cancer. In addition, general and administrative expenses were $0.3 million higher due primarily to increased legal expenses incurred as part of the arbitration proceedings with Takeda-Nycomed.

Net loss attributable to our stockholders this quarter was $8.5 million, or $0.10 per share. This compares to net loss attributable to our stockholders of $5.2 million, or $0.07 per share, for the same quarter in fiscal 2013. The $3.3 million increase in net loss this quarter was primarily due to higher research and development expenses and a reduction in other income as a result of $2.5 million of non-recurring insurance proceeds received in fiscal 2013.

First Half Fiscal 2014 Results

For the first half of fiscal year 2014, total revenues were $6.7 million, as compared to total revenues of $1.9 million for the same period last fiscal year. The $4.8 million increase in total revenues this period was primarily due to a $4.6 million in license fee revenue earned upon fulfilling the Company's obligations under the Algeta Service Agreement, as amended.

Total costs and expenses for the six-month period ended December 31, 2013 were $20.9 million, as compared to $16.8 million for the same period in 2012, representing an increase of $4.1 million or 24%. This increase was driven primarily by $1.9 million higher research and development expenses mostly from increased manufacturing costs for clinical materials for the antibody-drug conjugate trials, the deferred expense of $1.2 million for the license fee and other revenue related to the Algeta Service Agreement, and approximately $0.5 million of increased legal expenses.

Net loss attributable to our stockholders this period was $14.1 million, or $0.17 per share. This compares to net loss attributable to our stockholders of $12.3 million, or $0.16 per share, for the same period last fiscal year. The increase in net loss of $1.8 million this period was primarily due to the $4.1 million increase of costs and expenses, mainly from clinical trial-related research and development activities, which was partially offset by higher license fee revenue in this fiscal period, net of the insurance proceeds received in the previous year.

The Company has no long-term debt and as of December 31, 2013, cash, cash equivalents and marketable securities totaled $26.8 million.

"We are pleased that the start of our Phase III PANCRIT-1 trial was according to our aggressive schedule and that we continued to make clinical progress with our antibody-drug conjugate programs," commented Peter P. Pfreundschuh, Vice President Finance and Chief Financial Officer. "We expect that funding for this trial will come from revenues related to our business development activities along with other sources of capital," added Mr. Pfreundschuh.

The Company's key clinical developments, product status updates and future planned activities:

Clivatuzumab tetraxetan

  The Company has initiated the Phase III PANCRIT-1 registration study of yttrium-90-labeled clivatuzumab tetraxetan in patients with metastatic pancreatic cancer who have received at least two prior therapies, one of which must have been agemcitabine-containing regimen. To learn more about PANCRIT-1, please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2014/pr01092014.pdf.

Veltuzumab

  In response to the Statement of Defense and Counterclaims filing by Takeda and Takeda-Nycomed on October 11, 2013 alleging, among other things, that the Company wrongfully terminated the licensing agreement between Nycomed GmbH and Immunomedics for the worldwide rights to veltuzumab, the humanized anti-CD20 antibody, in a subcutaneous formulation for all non-cancer indications and caused Takeda and Takeda-Nycomed to suffer significant damages and delays in developing veltuzumab, the Company filed its own Statement of Defense on November 12, 2013 denying Takeda and Takeda-Nycomed's allegations and contesting Takeda's or Takeda-Nycomed's rights to any relief. An arbitrator was appointed later that month and the parties have since begun negotiating a schedule for the arbitration proceedings. The Company expects the arbitration to continue after veltuzumab has transitioned back to the Company.

  At the 2013 American Society of Hematology Annual Meeting, final results from a Phase I/II study of subcutaneous injections of low-dose veltuzumab in patients with relapsed immune thrombocytopenia were presented. For more information, please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2013/pr12092013.pdf.

IMMU-132 (anti-TROP-2-SN-38)

  The antibody-drug conjugate has received orphan drug status from the Office of Orphan Products Development of the U.S. Food and Drug Administration for the treatment of small cell lung cancer. More information can be obtained from the Company's press release at http://www.immunomedics.com/pdfs/news/2013/pr12042013b.pdf.

  The recently completed Phase I trial of IMMU-132 in patients with solid cancers was updated at the 2013 Chemotherapy Foundation Symposium on Innovative Cancer Therapy for Tomorrow, which is jointly organized by the Mount Sinai School of Medicine and the Chemotherapy Foundation, a non-profit organization supporting cancer research, in collaboration with The Tisch Cancer Institute. Please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2013/pr11082013.pdf for more information.

Conference Call

The Company will host a conference call and live audio webcast on Tuesday, February 11, 2014 at 10:00 a.m. Eastern Time to discuss financial results for the second quarter of fiscal year 2014, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 34381346. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through March 13, 2014.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two Phase III clinical trials in lupus. In oncology, clivatuzumab tetraxetan labeled with a radioisotope is in a Phase III pivotal trial in advanced pancreatic cancer patients. Other solid tumor therapeutics in Phase II clinical development include 2 antibody-drug conjugates, IMMU-132 (anti-TROP-2-SN-38) and IMMU-130 (anti-CEACAM5-SN-38). We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel DOCK-AND-LOCK™ (DNL™) method with us for making fusion proteins and multifunctional antibodies. DNL™ is being used particularly to make bispecific antibodies targeting cancers and infectious diseases as a T-cell redirecting immunotherapy, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies. We believe that our portfolio of intellectual property, which includes approximately 243 active patents in the United States and more than 400 foreign patents, protects our product candidates and technologies. Our strength in intellectual property has resulted in the top-4 ranking in the January 2014 Patent Board scorecard in the Biotechnology industry. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on UCB for the further development of epratuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			December 31,	June 30,
			2013	2013 *
ASSETS
Current Assets:
Cash and cash equivalents			$ 6,809,948	$ 41,326,000
Marketable securities			20,024,794	--
Accounts receivable, net of allowance for doubtful accounts			716,874	622,830
Inventory			886,721	1,030,480
Other receivables			201,182	172,468
Prepaid expenses			806,186	432,660
Other current assets			718,991	1,631,172
			30,164,696	45,215,610

Property and equipment, net			1,986,794	2,086,911
Value of life insurance policies			603,332	594,832
Other long-term assets			30,000	30,000

			$ 32,784,822	$ 47,927,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses			$ 2,839,480	$ 3,950,866
Deferred revenues			288,160	2,780,309
Other liabilities			1,450,486	1,400,728
Stockholders' equity			28,206,696	39,795,450

			$ 32,784,822	$ 47,927,353

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012 *	2013	2012 *
Revenues:
License fee and other revenues	$ --	$ --	$ 4,623,333	$ --
Product sales	949,901	733,993	1,508,924	1,467,180
Research & development	252,549	78,158	568,014	396,389
Total Revenues	$ 1,202,450	812,151	6,700,271	1,863,569
Costs and Expenses	9,812,770	8,417,662	20,866,641	16,785,112
Operating Loss	(8,610,320)	(7,605,511)	(14,166,370)	(14,921,543)
Interest and Other Income	30,845	2,435,575	42,508	2,604,459
Loss before Income Tax Expense	(8,579,475)	(5,169,936)	(14,123,862)	(12,317,084)
Income Tax (Benefit) Expense	4,501	(19,706)	--	(39,375)
Net Loss	(8,574,974)	(5,189,642)	(14,123,862)	(12,356,459)
Less Net Loss attributable on noncontrolling interest	(25,220)	(23,330)	(50,419)	(49,262)
Net Loss attributable to Immunomedics, Inc. stockholders	$ (8,549,754)	$ (5,166,312)	$ (14,073,443)	$ (12,307,197)
Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$ (0.10)	$ (0.07)	$ (0.17)	$ (0.16)
Weighted average number of common shares outstanding (basic and diluted):	83,174,835	75,671,088	83,060,980	75,640,663

*Revised
CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com